SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities
                   Exchange Act of 1934 (Amendment No.   )

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    Filed by a Party other than the Registrant [ ]

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    [ ]  Preliminary Proxy Statement       [ ]  Confidential, for Use of
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    [X]  Definitive Additional Materials
    [ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       COMMERCIAL FEDERAL CORPORATION
    ...........................................................................
              (Name of Registrant as Specified in Its Charter)

                                     N/A
    ...........................................................................
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

    Payment of Filing Fee (Check the appropriate box):

    [ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
         14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
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         Rule 14a-6(i)(3).
    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
         1) Title of each class of securities to which transaction applies:

         2) Aggregate number of securities to which transaction applies:

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

         4)   Proposed maximum aggregate value of transaction:

         5)   Total fee paid:

    [ ]  Fee paid previously with preliminary materials.
    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous
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         1)   Amount Previously Paid:

         2)   Form, Schedule or Registration Statement No.:

         3)   Filing Party:

         4)   Date Filed:





                  [Letterhead of Commercial Federal Corporation]


                          ANNUAL MEETING -- NOVEMBER 21
                                PLEASE VOTE TODAY


                                                    November 13, 1995


         Dear Fellow Stockholder:

                   Our annual meeting is rapidly approaching on Tuesday, November 21, and each of us wanted to take a moment to thank all of our stockholders for their continuing strong support. Your loyalty and resolve are deeply appreciated.

                   Because your vote is important to the future of Commercial Federal and your investment, we are again writing to ask for your support. Your Board is firmly committed to maxi-mizing stockholder value and will explore all alternatives to achieve our objective. We urge you to support your Board and its experienced nominees by signing, dating and promptly mail-ing your WHITE proxy.

                        OUR COMMITMENT TO ALL STOCKHOLDERS

                   In its desperate attempt to get your vote, CAI wants you to believe that our primary interest is remaining indepen-dent. Nothing could be further from the truth. For the record, our commitment to all stockholders is to maximize the value of their investment in Commercial Federal in both the short and long term, and we have not foreclosed any option to achieve our goal, including considering any and all proposals for merger transactions or business combinations with other financial institutions, if and when such proposals make sense for all our stockholders.

                   Indeed, we are fully aware of the changing nature of our industry, and we are working closely with Merrill Lynch to make sure that all our stockholders benefit fully from the best opportunities for growth in stockholder value that may be available. We are independent, experienced and dedicated pro-fessionals, and our loyalty is to you. We ask only for your continued trust and loyalty in return, based upon our commit-ment and long record of success on your behalf.

                              OUR RECORD OF SUCCESS

                   CAI attempts to disparage our record of success and history of accomplishment on your behalf and warns that if your Board prevails it will be more "business as usual." Take a close look at our record of "business as usual":





              - 65% annual compounded growth rate in stock price per share since November 13, 1990. For example, if you invested $1,000 in Commercial Federal common stock on such date, your investment would today be worth $12,230.

              - 17% annual compounded growth rate in stockhold-ers' equity since June 30, 1990.

              - Operating income increased from a loss of $31.9 million as of June 30, 1990 to a profit of $46.6 million, with a 22% increase in 1995 alone.

              - Quarterly cash dividend implemented and paid in October 1996.

         While achieving these successes, we also increased the value of our Midwest franchise by expanding by 82% the number of our offices, significantly reduced non-performing assets, and dra-matically improved our return on assets and efficiency ratio. It is this outstanding record of performance that CAI has labeled "business as usual," and we are proud of that record -- a record which has provided and continues to provide you with superior returns on your investment.

                   Like you, we have a significant financial interest in Commercial Federal and we are committed to doing what is right for all Commercial Federal stockholders. CAI's one agenda item -- to allow CAI to cash out (in cash or securities) on its highly successful and lucrative position -- does not warrant your support of their nominees. Further, to reach our goals on your behalf we need a unified and focused Board, not a divided one. We urge you to provide us with the means to achieve our mutual objectives on your behalf. As your vote is critical to that end, please sign, date and mail your WHITE proxy today.

                   Thank you for your patience during this proxy contest and, most importantly, for your continued support.

                                    Sincerely,

      /s/ William A. Fitzgerald   /s/ Talton K. Anderson  /s/ Sharon G. Marvin
      William A. Fitzgerald       Talton K. Anderson      Sharon G. Marvin



      /s/ Robert F. Krohn         /s/ Charles M. Lillis   /s/ Robert S. Milligan
      Robert F. Krohn             Charles M. Lillis       Robert S. Milligan



      /s/ James P. O'Donnell      /s/ Carl G. Mammel      /s/ Michael T. O'Neil
      James P. O'Donnell          Carl G. Mammel          Michael T. O'Neil





                                       IMPORTANT

                Your vote is important and time is short. Regardless of the number of shares of Commercial Federal Common Stock you own, please vote as recommended by your Board of Directors by signing, dating and mailing your WHITE proxy card. Please act today. And, discard all Blue cards you may receive from CAI.

                If you own shares in the name of a brokerage firm, only your broker can vote your shares on your behalf and only after receiving your specific instructions. Please call your broker and instruct him/her to execute a WHITE proxy card on your behalf. You should also promptly sign, date and mail your WHITE proxy card when you receive it from your broker. Please do so for each separate account you maintain. You should return your WHITE proxy card immediately to ensure that your vote is counted.

                If you have any questions or need assistance in voting your shares, please call D.F. King & Co., Inc., which is assisting us, toll-free at 1-800-714-3310.